Exhibit 99.1

News Release

Media Contacts:	Steve Cragle	Investor Contacts:	Carol Ferguson
	(908) 423-3461		(908) 423-4465

	Kelley Dougherty		Alex Kelly
	(908) 423-4291		(908) 423-5185

Merck Announces First-Quarter 2013 Financial Results

•                  2013 First-Quarter Non-GAAP EPS of $0.85, Excluding Certain Items; GAAP EPS of $0.52

•                  Worldwide Sales were $10.7 Billion, a Decrease of 9 Percent Primarily as a Result of Patent Expiries, and Including a 2 Percent Unfavorable Impact from Foreign Exchange

•                  Growth in Vaccines, Immunology, HIV, Animal Health and Consumer Care Products

•                   Received Breakthrough Therapy Designation for Lambrolizumab, an Investigational Candidate for Advanced Melanoma; Five Products Currently Under Regulatory Review

•                  Announced New $15 Billion Share Repurchase Program; Plans to Repurchase Approximately $7.5 Billion of Common Stock over the Next Twelve Months

•                  Revises 2013 Full-Year Non-GAAP EPS Target to $3.45 to $3.55, Excluding Certain Items; Revises GAAP EPS Range to $1.92 to $2.16

WHITEHOUSE STATION, N.J., May 1, 2013 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the first quarter of 2013.

$ in millions, except EPS amounts	First Quarter 2013	First Quarter 2012
Sales	$10,671	$11,731
GAAP EPS	0.52	0.56
Non-GAAP EPS that excludes items listed below[1]	0.85	0.99
GAAP Net Income[2]	1,593	1,738
Non-GAAP Net Income that excludes items listed below[1,2]	2,585	3,044

1                   Merck is providing certain 2013 and 2012 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP. For description of the items, see Table 2a, including the related footnotes, attached to this release.

2                   Net income attributable to Merck & Co., Inc.

Non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the first quarter of $0.85 exclude acquisition-related costs, restructuring costs and certain other items. First quarter non-GAAP EPS included unanticipated net tax benefits of approximately $0.06 per share.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

	First Quarter
$ in millions, except EPS amounts	2013	2012
EPS
GAAP EPS	$0.52	$0.56
Difference[3]	0.33	0.43
Non-GAAP EPS that excludes items listed below[1]	$0.85	$0.99

Net Income
GAAP net income[2]	$1,593	$1,738
Difference	992	1,306
Non-GAAP net income that excludes items listed below[1,2]	$2,585	$3,044

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition-related costs[4]	$1,237	$1,289
Restructuring costs	194	293
Net decrease (increase) in income before taxes	1,431	1,582
Income tax (benefit) expense[5]	(439)	(276)
Decrease (increase) in net income	$992	$1,306

“Our first quarter performance reflects the challenges of major patent expiries coupled with the impact of currency and other headwinds,” said Kenneth C. Frazier, chairman and chief executive officer, Merck. “During the quarter, we took focused actions to reach our EPS target while at the same time advancing Merck’s pipeline in our laboratories and through strategic deals and partnerships. I remain confident in the future opportunities for our strong and diverse business and committed to delivering long-term value to our shareholders.”

Select Revenue Highlights

Worldwide sales were $10.7 billion for the first quarter of 2013, a decrease of 9 percent compared with the first quarter of 2012, including a 2 percent negative effect from foreign exchange.

The following table reflects sales of the company’s top pharmaceutical products, as well as total sales of animal health and consumer care products.

3                   Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

4                   Includes expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions, as well as intangible asset impairment charges. Also includes integration and other costs associated with mergers and acquisitions.

5                   Includes the estimated tax impact on the reconciling items. In addition, amount for 2013 includes a benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue.

$ in millions	First Quarter 2013	First Quarter 2012	Change	Change Ex-exchange
Total Sales	$10,671	$11,731	-9%	-7%
Pharmaceutical	8,891	10,082	-12%	-10%
JANUVIA	884	919	-4%	-1%
ZETIA	629	614	2%	4%
REMICADE	549	519	6%	5%
JANUMET	409	392	4%	4%
VYTORIN	394	444	-11%	-11%
GARDASIL	390	284	37%	39%
NASONEX	385	375	3%	7%
ISENTRESS	362	337	8%	8%
SINGULAIR	337	1,340	-75%	-73%
PROQUAD, M-M-R II and VARIVAX	272	255	7%	7%
Animal Health	840	821	2%	4%
Consumer Care	571	554	3%	4%
Other Revenues	369	274	34%	33%

Pharmaceutical Revenue Performance

First-quarter pharmaceutical sales declined 12 percent to $8.9 billion, including a 2 percent negative impact due to foreign exchange. Declines of SINGULAIR (montelukast sodium), MAXALT (rizatriptan benzoate) and CLARINEX (desloratadine) following loss of market exclusivity were partially offset by strong growth for GARDASIL [Human Papillomavirus Quadrivalent (Types 6, 11, 16 and 18) Vaccine, Recombinant], ZOSTAVAX (zoster vaccine live), REMICADE (infliximab), SIMPONI (golimumab) and ISENTRESS (raltegravir).

Sales from emerging markets grew 6 percent, including a 2 percent negative impact from foreign exchange. Emerging market sales accounted for approximately 21 percent of pharmaceutical sales in the first quarter of 2013. China continues to be a key driver of growth in the emerging markets with sales increasing 23 percent for the first quarter, including a 2 percent benefit from foreign exchange.

Worldwide sales of the combined diabetes franchise of JANUVIA (sitagliptin)/JANUMET (sitagliptin/metformin HCI) declined 1 percent to $1.3 billion in the first quarter, including a 2 percent negative impact from foreign exchange. The decline reflects lower sales in the United States of 5 percent, primarily driven by reduced customer inventory levels, which were partially offset by growth in the rest of the world.

Sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), medicines for lowering LDL cholesterol, declined 3 percent to $1.0 billion in the first quarter driven by lower sales of VYTORIN, partially offset by growth of ZETIA in the United States.

Combined sales of REMICADE and SIMPONI, treatments for inflammatory diseases, increased 11 percent to $657 million in the first quarter of 2013.

Merck’s sales of GARDASIL, a vaccine to help prevent certain diseases caused by four types of human papillomavirus (HPV), were $390 million, an increase of 37 percent for the quarter. The increase was driven by higher sales in the United States, reflecting continued strong uptake in males and higher public sector purchases, as well as favorable performance in the emerging markets.

ISENTRESS, an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, grew 8 percent to $362 million in the first quarter driven by strong growth in the emerging markets and Europe.

Worldwide sales of SINGULAIR, a once-a-day oral medicine for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, declined 75 percent to $337 million in the first quarter. The patents for SINGULAIR expired in the United States in August 2012 and expired in major European markets in February 2013. The company experienced a significant and rapid reduction in sales in the United States and is now also experiencing a substantial decline in Europe.

Sales of VICTRELIS (boceprevir), the company’s oral hepatitis C virus protease inhibitor, declined 1 percent in the first quarter to $110 million, including a 2 percent negative impact from foreign exchange. Lower sales in the United States were partially offset by continued growth in international markets.

Sales of ZOSTAVAX, a vaccine for the prevention of herpes zoster, were $168 million in the first quarter of 2013, up from $76 million in the first quarter of 2012, driven by strong demand in the United States.

Animal Health Revenue Performance

Animal Health sales totaled $840 million for the first quarter of 2013, a 2 percent increase compared with the first quarter of 2012, including a 2 percent negative impact due to foreign exchange. The increase was driven by strong performance in companion animal products, including sales of ACTIVYL, a new product for the treatment and prevention of fleas and ticks in dogs and cats, as well as continued growth in poultry products. Animal Health products include pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Consumer Care Revenue Performance

First-quarter global sales of Consumer Care were $571 million, an increase of 3 percent compared to the first quarter of 2012, including a 1 percent negative impact due to foreign exchange. The sales increase was primarily due to COPPERTONE suncare products and CLARITIN.

Other Revenue Performance

Other revenues — primarily comprising alliance revenue, miscellaneous corporate revenues and third-party manufacturing sales — increased 34 percent to $369 million compared to the first quarter of 2012. The increase was primarily driven by higher revenue from AstraZeneca LP (AZLP) recorded by Merck, which increased 41 percent to $262 million as compared with atypically lower first quarter 2012 AZLP revenues.

First-Quarter Expense and Other Information

The costs detailed below totaled $9.0 billion on a GAAP basis during the first quarter of 2013 and include $1.4 billion of acquisition-related costs and restructuring costs.

	Included in expenses for the period
$ in millions	GAAP	Acquisition-Related Costs[4]	Restructuring Costs	Non-GAAP[1]
First Quarter 2013
Materials and production	$3,959	$1,184	$43	$2,732
Marketing and administrative	2,987	23	17	2,947
Research and development	1,907	30	15	1,862
Restructuring costs	119	—	119	—

First Quarter 2012
Materials and production	$4,037	$1,229	$5	$2,803
Marketing and administrative	3,074	51	24	2,999
Research and development	1,862	9	45	1,808
Restructuring costs	219	—	219	—

The gross margin was 62.9 percent for the first quarter of 2013 and 65.6 percent for the first quarter of 2012, reflecting 11.5 and 10.5 percentage point unfavorable impacts, respectively, from the acquisition-related costs and restructuring costs noted above. The gross margin decline primarily reflects the impact of the SINGULAIR patent expiries.

Marketing and administrative expenses, on a non-GAAP basis, were $2.9 billion in the first quarter of 2013, a decrease from $3.0 billion in the first quarter of 2012.

Research and development (R&D) expenses, on a non-GAAP basis, were $1.9 billion in the first quarter of 2013, an increase from $1.8 billion in the first quarter of 2012.

Equity income from affiliates was $133 million for the first quarter, primarily reflecting the performance of partnerships with AZLP and Sanofi Pasteur MSD.

Other (income) expense, net was $282 million of expense in the first quarter of 2013, compared to $142 million of expense in the first quarter of 2012. The first quarter of 2013 includes approximately $140 million of exchange losses due to a Venezuelan currency devaluation.

The GAAP effective tax rate of (4.3)% for the first quarter of 2013 reflects the impact of acquisition-related costs and restructuring costs, as well as an out-of-period tax benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue. The non-GAAP effective tax rate, which excludes these items, was 12.5% for the quarter. Both the GAAP and non-GAAP first quarter effective tax rates reflect the favorable impact of tax legislation enacted in the first quarter of 2013. The first quarter 2013 tax rates also reflect the net favorable impact of other discrete items, primarily a reduction in tax reserves upon expiration of applicable statute of limitations, which resulted in unanticipated net tax benefits of approximately $0.06 per share as noted above.

Key Developments

The company noted the following developments:

•                  Announced a new share repurchase program of up to $15 billion of Merck’s common stock for its treasury. The company expects to repurchase approximately $7.5 billion of common stock over the next 12 months, financed through a combination of debt issuance and operating cash flows, with the remainder to be repurchased over time with no time limit.

•                  Entered into a worldwide (except Japan) collaboration agreement with Pfizer Inc. (Pfizer) to develop and commercialize ertugliflozin, an investigational oral sodium glucose cotransporter (SGLT2) inhibitor being evaluated for the treatment of type 2 diabetes. Merck and Pfizer will collaborate on the clinical development and commercialization of ertugliflozin and ertugliflozin-containing fixed-dose combinations with metformin and JANUVIA.

•                  Announced that the U.S. Food and Drug Administration (FDA) has designated lambrolizumab (MK-3475), an investigational antibody therapy for advanced melanoma, as a “Breakthrough Therapy.”

•                  Entered into an agreement with Bristol-Myers Squibb (BMS) to conduct a Phase II clinical trial to evaluate the safety and efficacy of a once-daily oral combination regimen consisting of BMS’ investigational NS5A replication complex inhibitor and Merck’s investigational NS3/4A protease inhibitor (MK-5172) for the treatment of genotype 1 hepatitis C virus infection.

•                  Increased investment in emerging markets with the opening of a new pharmaceutical manufacturing facility in Hangzhou, China. The site will package Merck medicines for China and the Asia Pacific region and become a critical part of the company’s global supply chain.

•                  Announced FDA acceptance of a Biologics License Application (BLA) for an investigational Timothy grass pollen (Phleum pratense) allergy immunotherapy tablet

(AIT) for review. The company also submitted a BLA to the FDA for its investigational ragweed pollen (Ambrosia artemisiifolia) AIT.

•                  Entered into an agreement with Samsung Bioepis Co., Ltd (Samsung) to develop and commercialize multiple biosimilar candidates. Under the agreement, Samsung will be responsible for preclinical and clinical development, process development and manufacturing, clinical trials and registration and Merck will be responsible for commercialization.

Financial Targets

Merck now expects full-year 2013 non-GAAP EPS to be between $3.45 and $3.55, and 2013 GAAP EPS to be between $1.92 and $2.16. The 2013 non-GAAP range excludes acquisition-related costs, costs related to restructuring programs and certain other items. The company updated its full-year guidance due to pressures on sales that are greater than previously anticipated, including foreign exchange, as well as new R&D programs and a revised tax rate.

At current exchange rates, Merck now expects full-year 2013 sales to be approximately 3 to 4 percent below prior year levels with foreign exchange accounting for more than 2 percentage points of the decline.

In addition, the company now expects full-year 2013 non-GAAP R&D expense to be slightly higher than 2012 levels. The company now expects its full-year 2013 non-GAAP tax rate to be in the range of 22 to 23 percent.

A reconciliation of anticipated 2013 EPS, as reported in accordance with GAAP to non-GAAP EPS that excludes certain items, is provided in the table below.

$ in millions, except EPS amounts	Full Year 2013
GAAP EPS	$1.92 to $2.16
Difference[3]	1.53 to 1.39
Non-GAAP EPS that excludes items listed below	$3.45 to $3.55

Acquisition-related costs[4]	$5,125 to $4,800
Restructuring costs	700 to 500
Net decrease (increase) in income before taxes	5,825 to 5,300
Income tax (benefit) expense[5]	(1,180) to (1,070)
Decrease (increase) in net income	$4,645 to $4,230

Total Employees

As of March 31, 2013, Merck had approximately 82,000 employees worldwide.

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website at http://www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782 and using ID code number 22104203. Members of the media are invited to monitor the call by dialing (706) 758-9928 or (800) 399-7917 and using ID code number 22104203. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team at the conclusion of the call.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com and connect with us on Twitter, Facebook and YouTube.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline products that the products will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to, general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; Merck’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of Merck’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2012 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

###

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP
	1Q13	1Q12	% Change
Sales	$10,671	$11,731	-9%
Costs, Expenses and Other
Materials and production (1)	3,959	4,037	-2%
Marketing and administrative (1)	2,987	3,074	-3%
Research and development (1)	1,907	1,862	2%
Restructuring costs (2)	119	219	-46%
Equity income from affiliates (3)	(133)	(110)	21%
Other (income) expense, net (4)	282	142	99%
Income Before Taxes	1,550	2,507	-38%
Income Tax (Benefit) Provision	(66)	740
Net Income	1,616	1,767	-9%
Less: Net Income Attributable to Noncontrolling Interests	23	29
Net Income Attributable to Merck & Co., Inc.	$1,593	$1,738	-8%
Earnings per Common Share Assuming Dilution	$0.52	$0.56	-7%
Average Shares Outstanding Assuming Dilution	3,053	3,074
Tax Rate (5)	-4.3%	29.5%

(1) Amounts include the impact of acquisition-related costs and restructuring costs. See accompanying tables for details.

(2) Represents separation and other related costs associated with restructuring activities under the company’s formal restructuring programs.

(3) Primarily reflects equity income from the AstraZeneca LP and Sanofi Pasteur MSD partnerships.

(4) Other (income) expense, net in the first quarter of 2013 reflects approximately $140 million of losses due to exchange as a result of a Venezuelan currency devaluation.

(5) The GAAP effective tax rate for the first quarter of 2013 reflects the favorable impact of various discrete items, including the impact of tax legislation enacted in the first quarter of 2013, a reduction in tax reserves upon expiration of applicable statute of limitations, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF INCOME

GAAP TO NON-GAAP RECONCILIATION

FIRST QUARTER 2013

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition-Related Costs (1)	Restructuring Costs (2)	Adjustment Subtotal		Non-GAAP
Sales	$10,671					$10,671
Costs, Expenses and Other
Materials and production	3,959	1,184	43	1,227		2,732
Marketing and administrative	2,987	23	17	40		2,947
Research and development	1,907	30	15	45		1,862
Restructuring costs	119		119	119		—
Equity income from affiliates	(133)					(133)
Other (income) expense, net	282					282
Income Before Taxes	1,550	(1,237)	(194)	(1,431)		2,981
Taxes on Income	(66)			(439	)(3)	373
Net Income	1,616			(992)		2,608
Less: Net Income Attributable to Noncontrolling Interests	23					23
Net Income Attributable to Merck & Co., Inc.	$1,593			(992)		$2,585
Earnings per Common Share Assuming Dilution	$0.52					$0.85
Average Shares Outstanding Assuming Dilution	3,053					3,053
Tax Rate	-4.3%					12.5%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1) Amounts included in materials and production costs reflect expenses for the amortization of intangible assets recognized as a result of mergers and acquisitions. Amounts included in marketing and administrative expenses reflect merger integration costs. Amounts included in research and development expenses represent in-process research and development (“IPR&D”) impairment charges.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to actions under the company’s formal restructuring programs.

(3) Represents the estimated tax impact on the reconciling items, as well as a benefit of approximately $160 million associated with the resolution of a previously disclosed legacy Schering-Plough federal income tax issue.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2013	2012					% Change
	1Q	1Q	2Q	3Q	4Q	Full Year	1Q

TOTAL SALES (1)	$10,671	$11,731	$12,311	$11,488	$11,738	$47,267	-9
PHARMACEUTICAL	8,891	10,082	10,560	9,875	10,085	40,601	-12

Primary Care and Women’s Health
Cardiovascular
Zetia	629	614	632	645	676	2,567	2
Vytorin	394	444	445	423	435	1,747	-11

Diabetes & Obesity
Januvia	884	919	1,058	975	1,134	4,086	-4
Janumet	409	392	411	405	452	1,659	4

Respiratory
Nasonex	385	375	293	292	308	1,268	3
Singulair	337	1,340	1,431	602	480	3,853	-75
Dulera	68	39	50	52	67	207	76
Asmanex	40	48	51	42	44	185	-16

Women’s Health & Endocrine
NuvaRing	151	146	157	156	164	623	4
Fosamax	137	184	186	152	154	676	-26
Follistim AQ	122	116	125	111	116	468	5
Implanon	84	76	85	93	94	348	12
Cerazette	61	67	72	64	68	271	-9

Other
Arcoxia	121	112	117	109	115	453	8
Avelox	36	73	44	30	55	201	-51

Hospital and Specialty
Immunology
Remicade	549	519	518	490	549	2,076	6
Simponi	108	74	76	86	95	331	46

Infectious Disease
Isentress	362	337	398	399	381	1,515	8
Cancidas	162	145	166	163	145	619	12
PegIntron	126	162	183	165	143	653	-23
Victrelis	110	111	126	149	115	502	-1
Invanz	110	101	110	118	116	445	9
Noxafil	65	59	66	66	68	258	11

Oncology
Temodar	216	237	225	227	229	917	-9
Emend	116	102	145	111	131	489	14

Other
Cosopt / Trusopt	105	124	105	102	113	444	-15
Bridion	63	58	60	68	75	261	8
Integrilin	47	53	60	48	51	211	-11

Diversified Brands
Cozaar / Hyzaar	267	336	337	295	315	1,284	-21
Primaxin	84	88	104	109	83	384	-5
Zocor	82	103	96	86	98	383	-20
Claritin Rx	76	87	48	47	63	244	-13
Propecia	68	108	100	104	112	424	-37
Clarinex	61	134	140	64	56	393	-55
Remeron	52	57	66	52	57	232	-8
Maxalt	40	156	154	166	162	638	-74
Proscar	39	51	55	55	56	217	-23

Vaccines
Gardasil	390	284	324	581	442	1,631	37
ProQuad, M-M-R II and Varivax	272	255	316	396	306	1,273	7
Zostavax	168	76	148	202	225	651	*
RotaTeq	162	142	142	150	168	601	14
Pneumovax 23	111	112	101	160	208	580	-1

Other Pharmaceutical (2)	1,022	1,066	1,034	1,065	1,161	4,333	-4

ANIMAL HEALTH	840	821	865	815	898	3,399	2

CONSUMER CARE	571	554	552	451	395	1,952	3
Claritin OTC	177	169	145	118	100	532	5

Other Revenues (3)	369	274	333	347	360	1,315	34
Astra	262	186	223	255	251	915	41

* 100% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1)   Only select products are shown.

(2)   Includes Pharmaceutical products not individually shown above. Other Vaccines sales included in Other Pharmaceutical were $53 million for the first quarter of 2013. Other Vaccines sales included in Other Pharmaceutical were $60 million, $75 million, $116 million, and $69 million for the first, second, third, and fourth quarters of 2012, respectively.

(3)   Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.